Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Unico American Corporation and subsidiaries:

We consent to the incorporation by reference in the registration statements (Nos. 333-101482 and 176206) on Form S-8 of Unico American Corporation and subsidiaries of our reports dated March 30, 2015, with respect to the consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for the year ended December 31, 2014, and all related financial statement schedules, which reports appear in the December 31, 2016 annual report on Form 10-K of Unico American Corporation and subsidiaries.

(signed) KPMG LLP

Los Angeles, CA
March 30, 2017